EXHIBIT 10.25

AGREEMENT RELATING TO RETENTION AND

NONCOMPETITION AND OTHER COVENANTS

AGREEMENT, dated as of May 4, 2005 (this “Agreement”), by and between Lazard LLC, a Delaware limited liability company (“Lazard”), on its behalf and on behalf of its subsidiaries and affiliates (collectively with Lazard, and its and their predecessors and successors, the “Firm”), and Steven J. Golub (the “Executive”).

WHEREAS, as of the date hereof, the Executive is a “Managing Director” and a “Class A Member” of Lazard (each as defined in the Third Amended and Restated Operating Agreement of Lazard, dated as of January 1, 2002, as amended (as it may be amended from time to time, the “LLC Agreement”)); and

WHEREAS, pursuant to the LLC Agreement and those certain Goodwill Vesting Agreement and Acknowledgements entered into between Lazard and the Executive (each a “Goodwill Agreement,” and, together with the LLC Agreement, the “Current Agreements”), as a Class A Member, the Executive is subject to certain restrictions relating to competition and solicitation; and

WHEREAS, in connection with the Executive’s participation in the reorganization of Lazard (the “Reorganization”) currently expected to occur substantially on the terms and conditions described in Amendment No. 2 to the draft Registration Statement on Form S-1 (the “S-1”) dated March 21, 2005, as filed with the Securities and Exchange Commission, relating to the initial public offering (the “IPO” and together with the Reorganization and the HoldCo Formation (as defined below), as each may be modified, adjusted or implemented after the date hereof, the “Transactions”) of shares of Class A common stock of Lazard Ltd, a Bermuda limited company (“PubliCo”), the Executive has agreed to enter into this Agreement with Lazard to set forth the Executive’s (1) understanding of the terms of the Transactions applicable to the Executive as a Class A Member (as defined in the LLC Agreement) and as a member of a newly formed Delaware limited liability company (“HoldCo”) to be formed in connection with the Reorganization and of the fact that the terms are in draft form and may be changed or altered after the date hereof (other than as expressly provided herein), and approval of the Transactions (including as such terms may be changed or altered), (2) continuing employment commitment in contemplation of the IPO and following the IPO, as well as the terms and conditions of the Executive’s continued employment with the Firm prior to the IPO (as provided in Section 3(b)), and (3) obligations in respect of keeping information concerning the Firm confidential, not engaging in competitive activities, not soliciting the Firm’s clients, not hiring the Firm’s employees, not disparaging the Firm or its directors, members or employees, and cooperating with the Firm in maintaining certain relationships, while employed by the Firm and following the termination of the Executive’s employment.

NOW, THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and Lazard hereby agree as follows:

1. Term. Subject to the final sentence of this Section 1, Sections 3(d) and (e), Section 10(c) and Section 16(b), the “Term” of this Agreement shall commence as of the date hereof (the “Effective Date”) and shall continue until the third anniversary of the IPO Date. Notwithstanding that the Term commences as of the Effective Date, certain provisions of this Agreement shall not take effect until a later date, as specified herein. In addition, notwithstanding anything to the contrary contained herein, this Agreement (other than Section 3(b)) shall terminate (i) on December 31, 2005, if the date of the closing of the IPO (the “IPO Date”) does not occur prior to December 31,2005, or (ii) on such date earlier than December 31, 2005, if any, on which (A) the IPO is finally abandoned or terminated by Lazard or (B) the Purchase and Transaction Support Agreement among Lazard and certain holders of “Class B-1 Interests” and “Class C Interests” (each as defined in the LLC Agreement) terminates. Upon any such termination, this Agreement (other than Section 3(b)) shall be of no further force and effect and the rights and obligations of the parties hereto shall be governed by the terms of the Current Agreements and any agreements or portions thereof that had otherwise been superseded by Section 16(a).

2. The Transactions.

(a) Participation in the Reorganization. The Executive hereby acknowledges that he has reviewed and understands the terms of the proposed Transactions and that such terms, including the structure of the Transactions, may be modified or otherwise altered by the Board of Directors of Lazard, an authorized committee thereof or the “Head of Lazard and Chairman of the Executive Committee” (as defined in the LLC Agreement) as such person(s) may determine in furtherance of the purposes underlying the Transactions. The Executive hereby covenants to execute and deliver such documents, consents and agreements as shall be necessary to effectuate each of the Transactions (as described in the S-1 or as such Transactions may be modified or altered in accordance with the foregoing sentence), including, without limitation, any amendments to the Current Agreements or this Agreement (solely to the extent such amendments are necessary to effectuate any such modifications and alterations to the Transactions and are not inconsistent with the intent and purpose of this Agreement and other than as set forth in the last sentence of this Section 2(a)), a customary accredited investor representation letter, a HoldCo membership agreement and the stockholders’ agreement referred to in Section 2(f). Notwithstanding anything contained herein to the contrary, in no event shall the following provisions be modified in a manner that materially and adversely affects the following rights of the Executive as and to the extent set forth in such provisions of this Agreement: (i) Section 2(c) solely with respect to the vesting of the
Class A-2 Interests and the corresponding Holdco Interests, (ii) Section 2(e) solely with respect to the timing of payment of the memo and other capital in Lazard, (iii) Section 2(g)(i) solely with respect to the last sentence thereof relating to the restrictive covenants applicable to the Exchangeable Interests, (iv) Section 2(g)(ii) solely with respect to the timing of exchangeability of the Exchangeable Interests, (v) Section 2(g)(iv) solely with respect to the definition of Cause, and (vi) Schedule I.

(b) Formation of HoldCo. Effective upon the Reorganization and consummation of the mandatory sale of all “Interests” (as defined in the LLC Agreement) pursuant to Section 6.02(b) of the LLC Agreement (as the provisions of such Section 6.02(b) may be waived or modified) or otherwise (the “HoldCo Formation”), and provided that as of the effective time of the HoldCo Formation the Executive continues to be employed by the Firm, the Executive shall receive, in exchange for the Executive’s Class A Interests (as defined in the LLC

Agreement) outstanding immediately prior to the HoldCo Formation, the percentage of membership interests in HoldCo set forth on Schedule I attached hereto (such percentage to be increased pro rata to reflect the redemption of Class B-1 Interests pursuant to the Reorganization) that have substantially the same rights, obligations and terms (including with respect to vesting) with respect to HoldCo pursuant to the HoldCo limited liability company operating agreement (the “HoldCo LLC Agreement”) and applicable law as those of the exchanged Class A Interests, except as provided herein, including in Sections 2(a) and 2(d), or except to the extent that any other changes, taken as a whole with any benefits provided, are not materially adverse to the Executive (such membership interests, the “HoldCo Interests”). The Holdco LLC Agreement will include those terms set forth on Schedule II attached hereto, subject to the limitations set forth therein.

(c) Vesting of Class A-2 Interests (or the Holdco Interests Corresponding to Such Class A-2 Interests). Subject to the consummation of the HoldCo Formation and subject to and effective upon the IPO Date, and provided that as of the IPO Date the Executive continues to be employed by the Firm (or has had his employment terminated by the Firm without “Cause” (as defined below) or on account of “disability” within the meaning of the long-term disability plan of the Firm applicable to the Executive (“Disability”) or death), following the date hereof and prior to the IPO Date, the Class A-2 Interests (as defined in the LLC Agreement) (the “Class A-2 Interests”) held by the Executive as of the date hereof (or upon consummation of the Reorganization, the HoldCo Interests received by the Executive in the Reorganization that correspond to the Executive’s Class A-2 Interests as of the date hereof) that are not vested as of the IPO Date, shall become fully vested. Such vesting shall occur (i) in the case of a termination of employment prior to the IPO Date on the terms described above in this Section 2(c), on the date of such termination (provided that in the event that the IPO Date shall not occur as contemplated by this Agreement, such vesting shall be deemed not to have occurred, unless it is otherwise provided by the Current Agreements) or (ii) in any other case, on the IPO Date.

(d) Profits Interest Allocation. In connection with the Reorganization, subject to the consummation of the HoldCo Formation and subject to and effective upon the closing of the IPO, and provided that as of the IPO Date the Executive continues to be employed by HoldCo or one of its affiliates (including Lazard), the Executive shall become a member participating in the profits of HoldCo with a profit percentage in HoldCo of no less than the amount specified on Schedule I attached hereto (the “Profits Interest”) (such percentage to be increased pro rata to reflect the redemption of Class B-1 Interests pursuant to the Reorganization) having the rights, obligations and terms set forth in the HoldCo LLC Agreement so long as the Executive shall remain employed by the Firm. Subject to the provisions of the HoldCo LLC Agreement and the determination of the Board of Directors of HoldCo (the “HoldCo Board”), HoldCo shall make (i) distributions in respect of income taxes arising from such Profit Interests and (ii) from and after the third anniversary of the IPO Date distributions that are intended to be equivalent to the aggregate amount of dividends that the Executive (and, if applicable, the Executive’s “Entities” (as defined below)) would have received had the Executive (and, if applicable, the Executive’s Entities) exchanged such person’s “Exchangeable Interests” (as defined below) for exchangeable membership interests in Lazard that were then immediately exchanged for “PubliCo Shares” (as defined below) effective as of the third anniversary of the IPO Date (with such amount of distributions, and such profit percentage, to be adjusted from time to time to reflect the actual exchange, in whole or in part, of such Exchangeable Interests).

(e) Treatment of Memo Capital and Other Capital. Upon the HoldCo Formation, HoldCo shall assume the obligations of Lazard for memo capital and other capital in Lazard, and the Executive hereby acknowledges such assumption and releases Lazard in full from such obligations. HoldCo shall distribute to the Executive amounts in respect of the Executive’s assumed memo capital in respect of Class A-1 capital and former Class A-1 capital, if any, in equal installments on the first, second, third and fourth anniversaries of the IPO Date, plus any interest accrued through each distribution date. The Executive further hereby agrees that all of his rights and title to and in any and all capital of HoldCo allocated with respect to any Exchangeable Interests which are exchanged for exchangeable membership interests in Lazard that are in turn exchanged for PubliCo Shares, and the related profits interests (other than, for the avoidance of doubt, the capital to be repaid in accordance with the immediately foregoing sentence), shall be forfeited without payment therefor, effective immediately upon the exchange of such Exchangeable Interests. This Section 2(e) supercedes and replaces any other agreements or understandings with respect to all capital of Lazard and HoldCo, other than in respect of earnings on such capital, which shall be continued in accordance with past practice.

(f) Stockholders’ Agreement. The Executive hereby agrees that all Exchangeable Interests and PubliCo Shares (as defined in Section 2(g)(i)) held by the Executive and the Executive’s Entities (including PubliCo Shares obtained pursuant to the exchange of Exchangeable Interests for exchangeable membership interests in Lazard which are then exchanged for PubliCo Shares) shall be subject to a stockholders’ agreement which shall provide, among other things, that the Executive (on behalf of himself and any “Entity” (as defined in Section 2(g)(ii)) to whom he has transferred any Class A-2 Interests (as defined in the LLC Agreement) or transfers any such Exchangeable Interests or PubliCo Shares) shall delegate to such person(s) or entity as is described in such agreement the right to vote PubliCo Shares held by the Executive or by any such Entity to whom he made such a transfer. The Executive hereby agrees to execute and deliver such stockholders’ agreement (or, in the case of any Entity, to cause the execution and delivery thereof) in accordance with the HoldCo LLC Agreement. The stockholders’ agreement will include those terms set forth on Schedule III attached hereto, subject to the limitations set forth therein.

(g) Exchangeable Interests.

(i) A portion of the HoldCo Interests received by the Executive pursuant to Section 2(b) equal in percentage to the Executive’s Lazard Class A-2 Interests as of the IPO Date as adjusted in the same manner as all other Lazard Class A-2 Interests in connection with the HoldCo Formation (such portion, the “Exchangeable Interests”) shall be exchangeable, on the terms set forth in this Section 2(g) and the HoldCo LLC Agreement, for membership interests in Lazard that are in turn exchangeable for shares of Class A common stock of PubliCo (“PubliCo Shares”), such exchange to be accomplished in each case by HoldCo distributing to the Executive (in exchange for the appropriate portion of the Executive’s Exchangeable Interests) the corresponding portion of HoldCo’s applicable ownership interest in Lazard and causing PubliCo to issue the PubliCo Shares to the Executive in exchange for such distributed ownership interest in Lazard (or such other structure as may be reflected in the Holdco LLC Agreement and documents ancillary thereto which provide for a similar exchange, directly or indirectly, of Exchangeable Inter-

ests for PubliCo Shares). The documents reflecting the Exchangeable Interests shall contain the restrictive covenants set forth in the HoldCo LLC Agreement addressing the subject matter of the Covenants, which covenants shall be consistent with, and no more restrictive on the Executive than those contained in this Agreement. The Executive’s Exchangeable Interests shall not be subject to reduction for any reason.

(ii) Subject to the provisions of the HoldCo LLC Agreement, the Exchangeable Interests may be exchanged for exchangeable membership interests in Lazard that are in turn exchangeable for PubliCo Shares as described above, at the Executive’s election, on and after the eighth anniversary of the IPO Date; provided, however, that (A) if the Executive remains employed by the Firm through the third anniversary of the IPO Date, the Executive’s Exchangeable Interests (and any Exchangeable Interests held by any trust or any entity that is wholly-owned by the Executive or of which the entire ownership or beneficial interests are held by any combination of the Executive and his spouse, parents, and any of their descendants by lineage or adoption (an “Entity”)), may be exchanged for exchangeable membership interests in Lazard that are in turn exchangeable for PubliCo Shares, in whole or in part, at the Executive’s (or, if applicable, such Entity’s) election, in three equal installments on and after each of the third, fourth and fifth anniversaries of the IPO Date, provided that each such installment may be exchanged only if the Executive has complied with the Covenants (as defined in Section 10), and (B) if the Executive remains employed by the Firm through the second anniversary of the IPO Date (but not through the third anniversary of the IPO Date), the Executive’s Exchangeable Interests may be exchanged, in whole or in part, at the Executive’s (or, if applicable, such Entity’s) election, in three equal installments on and after each of the fourth, fifth and sixth anniversaries of the IPO Date, provided that each such installment may be exchanged only if the Executive has complied with the Covenants. Notwithstanding the above, (w) if the Executive’s employment is terminated by the Firm without “Cause” or by the Executive for Good Reason (each as defined below) or by reason of the Executive’s Disability prior to the third anniversary of the IPO Date, the Executive’s Exchangeable Interests may be exchanged as if the Executive had remained employed on the third anniversary of the IPO Date and complied with the requirements of clause (A) above (i.e., the Executive may exchange his Exchangeable Interests on the third, fourth and fifth anniversaries of the IPO Date as described in clause (A) above, provided that each such installment may be exchanged only if the Executive has complied with the Covenants); (x) if the Executive’s employment is terminated by reason of the Executive’s death (1) prior to or on the second anniversary of the IPO Date, the Executive’s Exchangeable Interests shall, at the election of the Firm, either (A) become exchangeable in full no later than the first anniversary of such death or (B) be purchased by HoldCo at the trading price of PubliCo Shares on the date of such repurchase no later than the first anniversary of such death or (2) subsequent to the second anniversary of the IPO Date but prior to the fourth anniversary of the IPO Date, the Executive’s Exchangeable Interests may, to the extent not previously exchanged, be exchangeable in full on the later of (A) the third anniversary of the IPO Date and (B) the anniversary of the IPO Date next following such death; (y) if following the IPO Date and prior to the third anniversary of the IPO Date, the Executive’s employment terminates due to his “Retirement” (defined as the voluntary resignation by the Executive on or after the date he attains age 65 or attains age 55 and has at least ten years of continuous service as a managing director of Lazard or one of its affiliates) and thereafter the Executive dies, the Executive’s Exchangeable Interests shall be treated as set forth in clause (x) of this Section, provided that the Covenants have been complied with since his retirement without regard to the time limits set forth therein; and (z) in the event of a “Change of Control” (as defined in the HoldCo LLC Agreement), the Executive’s Exchangeable Interests shall be exchanged prior to the occurrence of such event at a time and in a fashion designed to allow the Executive to participate in the Change of Control transaction on a basis no less favorable (prior to any applicable taxes) than that applicable to holders of PubliCo Shares.

(iii) Prior to the applicable exchange date and as a condition to the exchange of the Exchangeable Interests for PubliCo Shares, the Executive shall have entered into a stockholders’ agreement, as described in Section 2(f), and otherwise complied in all material respects with the terms of the HoldCo LLC Agreement applicable to such exchange. Each of HoldCo and PubliCo shall have the right to require the exchange of all or part of the Executive’s Exchangeable Interests for PubliCo Shares during the period beginning on the ninth anniversary of the IPO Date and ending 30 days after such anniversary.

(iv) For purposes of this Agreement, “Cause” shall mean: (A) conviction of the Executive of, or a guilty or nolo contendere plea (or the equivalent in a non-United States jurisdiction) by the Executive to, a felony (or the equivalent in a non-United States jurisdiction), or of any other crime that legally prohibits the Executive from working for the Firm; (B) breach by the Executive of a regulatory rule that materially adversely affects the Executive’s ability to perform his duties to the Firm; (C) willful and deliberate failure on the part of the Executive (i) to perform his employment duties in any material respect or (ii) to follow specific reasonable directions received from the Firm, in each case following written notice to the Executive of such failure and, if such failure is curable, the Executive’s failing to cure such failure within a reasonable time (but in no event less than 30 days); or (D) a breach of the Covenants that is (individually or combined with other such breaches) demonstrably and materially injurious to Lazard or any of its affiliates. Notwithstanding the foregoing, with respect to the events described in clauses (B) and (C)(i) hereof, the Executive’s acts or failure to act shall not constitute Cause to the extent taken (or not taken) based upon the direct instructions of the Head of Lazard (or after the IPO Date, the Chief Executive Officer of PubliCo (the “CEO”) or the Board of Directors of PubliCo (the “PubliCo Board”)) or a more senior executive officer of Lazard.

(h) Registration; Dilution. The definitive agreements relating to the Transactions will contain (i) provisions obligating PubliCo to file a registration statement with the U.S. Securities and Exchange Commission in order to register the reoffer and resale of the PubliCo Shares on and following the exchange of the Exchangeable Interests, subject to customary blackout provisions and other customary restrictions, and obligating PubliCo to use reasonable efforts to list such PubliCo Shares on the New York Stock Exchange, and (ii) customary antidilution and corporate event adjustment protections (consistent with adjustments applicable to PubliCo Shares) with respect to the Exchangeable Interests and the Exchangeable Interests’ exchange rights into PubliCo Shares.

(i) Cooperation With Respect to Taxes. Lazard shall use its reasonable efforts to structure the Transactions in a manner that does not result in any material tax to the Executive (that the Executive would not have incurred in the absence of the Transactions) upon the exchange of the Class A-2 Interests into Exchangeable Interests or other exchange of Class A-2 Interests into HoldCo Interests, it being understood that this shall not be a commitment to maintain the current tax treatment or benefits applicable to the Executive.

(j) HoldCo Governance Structure. Lazard shall use its reasonable efforts to structure the HoldCo governance terms with a view to permitting it to perform its obligations under this Agreement, including, without limitation, with respect to making the distributions and payments provided for in Sections 2(d) and (e) and permitting and effecting the exchange of the Exchangeable Interests for PubliCo Shares in the manner and at the times contemplated by Section 2(g).

3. Continued Employment.

(a) Employment. The Executive hereby agrees to continue in the employ of the Firm, subject to the terms and conditions of this Agreement. In that regard, the Executive is committed to remaining in the employ of the Firm through the IPO Date and for at least two years following the IPO Date. Lazard acknowledges that this Section 3(a) is not legally binding or enforceable, nor is this Section 3(a) consideration for any right or benefit under this Agreement.

(b) Duties and Responsibilities; Code of Conduct. During the portion of the Term that is prior to the IPO Date, the Executive shall serve as a Managing Director of Lazard or one of its affiliates (including, but not limited to, HoldCo or PubliCo) and as Vice Chairman of Lazard, and during the portion of the Term commencing on and following the IPO Date, the Executive shall serve as Vice Chairman of PubliCo and as a Managing Director and the Chairman of the Financial Advisory Group of Lazard Group, LLC. In such positions, the Executive shall have such duties and responsibilities as the Head of Lazard (or after the IPO Date, the CEO) may from time to time determine and as are commensurate with such positions. During the Term, other than in respect of charitable, educational and similar activities which do not materially affect the Executive’s duties to the Firm (or in respect of directorships, trusteeships, or similar posts, in each case, that are approved by the head of the Lazard house at which the Executive serves as a Managing Director prior to the IPO Date, or the CEO or PubliCo Board as per the policy of PubliCo from and after the IPO Date), the Executive shall devote his entire working time, labor, skill and energies to the business and affairs of the Firm. During the Term, the Executive shall comply with the Firm’s professional code of conduct as in effect from time to time and shall execute on an annual basis and at such additional times as the Firm may reasonably request such code as set forth in the Firm’s “Professional Conduct Manual” or other applicable manual or handbook of the Firm as in effect from time to time and applicable to other managing directors in the same geographic location as the Executive.

(c) Compensation.

(i) Base Salary. During the portion of the Term commencing on the IPO Date, subject to the Executive’s continued employment hereunder, the Executive shall be paid a base salary at an annual rate of $1.5 million (the “Base Salary”), payable in accordance with the Firm’s normal payroll practices. The CEO, the PubliCo Board or a committee of the PubliCo Board (the “Committee”) may from time to time review and increase the Executive’s Base Salary in his, or its sole discretion, as applicable.

(ii) Annual Bonus. During the portion of the Term commencing on the IPO Date, subject to the Executive’s continued employment hereunder through the date of payment, the Executive shall be paid a bonus in respect of each calendar year ending during such portion of the Term in an amount not less than $1.5 million (the “Minimum Bonus Amount”), which Minimum Bonus Amount may be increased by the CEO or the PubliCo Board or the Committee (to the extent required by law, the rules of any stock exchange or stock trading system to which PubliCo is subject, or corporate governance procedures established by the PubliCo Board), in his or its discretion, as applicable (each year’s award paid pursuant to this Section 3(c)(ii) shall hereinafter be referred to as the “Bonus”). Consistent with the policies and programs generally applicable to the senior most executives of the Firm, any portion of the Bonus (including the Minimum Bonus Amount) may be satisfied in the form of equity compensation which may be subject to vesting conditions and/or restrictive covenants (it being understood that the sole remedy for violation of any such restrictive covenants shall be forfeiture of such equity compensation and/or recapture of previous gains in respect of such equity compensation and that notwithstanding Section 11(b), money damages shall not be an available remedy).

(iii) Long-term Incentive Compensation. During the portion of the Term commencing on the IPO Date, subject to the Executive’s continued employment hereunder, the Executive shall be eligible to participate in any equity incentive plan for executives of the Firm as may be in effect from time to time, in accordance with the terms of any such plan.

(iv) Employee Benefit Plans. During the portion of the Term commencing on the IPO Date, subject to the Executive’s continued employment hereunder, the Executive shall be eligible to participate in the employee retirement and welfare benefit plans and programs of the type made available to the senior most executive’s of the Firm generally, in accordance with their terms and as such plans and programs may be in effect from time to time, including, without limitation, savings, profit-sharing and other retirement plans or programs, 401(k), medical, dental, flexible spending account, hospitalization, short-term and long-term disability and life insurance plans.

(d) Termination of Employment.

(i) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Firm determines in good faith that the Disability of the Executive has occurred during the Term, it may give the Executive written notice in accordance with Section 16(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Firm shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.

(ii) Cause. The Firm may terminate the Executive’s employment during the Term either with or without Cause.

(iii) Good Reason. The Executive’s employment may be terminated during the portion of the Term commencing on the IPO Date by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean in the absence of a written consent of the Executive: (A) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as of the IPO Date as contemplated by Section 3(b) of this Agreement, or any other action by the Firm which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Firm, promptly after receipt of notice thereof given by the Executive; or (B) a material breach of the terms of this Agreement following the IPO Date, including, without limitation, any failure by the Firm to comply with any of the provisions of Section 3(c) of this Agreement, excluding for this purpose an action not taken in bad faith and which is remedied by the Firm promptly after receipt of notice thereof given by the Executive. The Executive’s mental or physical incapacity following the occurrence of an event described above in clause (A) or (B) shall not affect the Executive’s ability to terminate employment for Good Reason.

(iv) Notice of Termination. Any termination by the Firm for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 16(c) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (A) indicates the specific termination provision in this Agreement relied upon, (B) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (C) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Firm to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Firm, respectively, hereunder or preclude the

Executive or the Firm, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Firm’s rights hereunder.

(v) Date of Termination. For purposes of this Agreement, “Date of Termination” means (A) if the Executive’s employment is terminated by the Firm for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (B) if the Executive’s employment is terminated by the Firm other than for Cause or Disability, the Date of Termination shall be the date on which the Firm notifies the Executive of such termination, (C) if the Executive’s employment is voluntarily terminated by the Executive without Good Reason, the Date of Termination shall be the date as specified by the Executive in the Notice of Termination, which date shall not be less than three months after the Executive notifies the Firm of such termination, unless waived in writing by the Firm, and (D) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

(e) Obligations of the Firm upon Termination following the IPO Date.

(i) By the Firm Other Than for Cause, Death or Disability or By the Executive for Good Reason, Following the IPO Date and prior to a Change of Control. If, during the portion of the Term following the IPO Date and prior to a Change of Control, the Firm shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

(A) the Firm shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(I) the sum of (x) the Executive’s Base Salary through the Date of Termination, (y) the product of (1) the Minimum Bonus Amount and (2) a fraction, the numerator of which is the number of days elapsed in the current calendar year through the Date of Termination and the denominator of which is 365 (the “Pro-Rata Bonus”), and (z) any earned and unpaid cash bonus amounts for calendar years completed prior to the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (x), (y) and (z), the “Accrued Obligations”); and

(II) the amount equal to the product of (x) two and (y) the sum of the Executive’s Base Salary and the greater of (1) the Minimum Bonus Amount or (2) the average annual bonus (or, to the extent applicable, cash distributions) paid or payable to the Executive for the two calendar years immediately preceding the year during which occurs the Date of Termination (the “Average Annual Bonus”); and

(B) (I) until the later to occur of the second anniversary of the Executive’s Date of Termination and
February 29, 2008, the Executive and his eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard Group on the same basis as the Executive participated in such plans immediately prior to the Date of Termination, which benefits continuation period shall not run concurrently with or reduce the Executive’s right to continued coverage under COBRA and, (II) for purposes of determining the Executive’s eligibility for and right to commence receiving benefits under the retiree healthcare benefit plans of Lazard Group, the Executive will receive additional years of age and service credit equal to the number of years and portions thereof in the benefits continuation period described in clause (I) above (the “Medical Benefits”); and

(C) to the extent not theretofore paid or provided, the Firm shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Firm and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(ii) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the portion of the Term commencing on the IPO Date, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of the Accrued Obligations, and the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 3(e)(ii) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Firm.

(iii) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the portion of the Term commencing on the IPO Date, this Agreement shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligations and the timely payment or provision of Other Benefits. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 3(e)(iii) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Firm.

(iv) Cause; Other Than for Good Reason; Expiration of the Term. If, during the portion of the Term commencing on the IPO Date, the Executive’s employment shall be terminated for Cause or the Executive terminates his employment without Good Reason, or if the Executive’s employment with the Firm ceases upon or following the expiration of the Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (i) the Accrued Obligations (provided that the Executive shall not be entitled to the Pro-Rata Bonus upon a termination by the Firm for Cause or by the Executive without Good Reason) and (ii) the Other Benefits, in each case to the extent theretofore unpaid.

(v) By the Firm Other Than for Cause, Death or Disability or By the Executive for Good Reason, Following the IPO Date and On or After a Change of Control. If, during the portion of the Term following the IPO Date and on or after a Change of Control, the Firm shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason, the Firm shall pay or provide to the Executive: (A) a lump sum cash payment within 30 days after the Date of Termination equal to the sum of (I) the Accrued Obligations and (II) the amount equal to the product of (x) three and (y) the sum of the Executive’s Base Salary and the greater of (1) the Minimum Bonus Amount or (2) the Average Annual Bonus, (B) the Medical Benefits as described in Section 3(e)(i)(B) above until the later to occur of the third anniversary of the Executive’s Date of Termination and February 29, 2008 (which, for the avoidance of doubt, shall also be the period used for determining the Executive’s years of age and service credit), and (C) Other Benefits.

(f) Section 409A of the Code. Notwithstanding the timing of the payments pursuant to Section 3(e) of this Agreement, to the extent the Executive would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (i) the payment will not be made to the Executive and instead will be made, at the election of the Firm, either to a trust in compliance with Rev. Proc. 92-64 or an escrow account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Firm and its affiliates) and (ii) the payment, together with interest thereon at the rate of “prime” plus 1%, will be paid to the Executive on the earlier of the six-month anniversary of Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay, with such adjustment to be determined in the Firm’s reasonable good faith discretion) on the earlier of the six-month anniversary of the Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). The Firm will establish the trust or escrow account, as applicable, no later than ten days after the Executive’s Date of Termination. It is the intention of the parties that the payments and benefits to which the Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Firm).

(g) Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Firm or any of its affiliates and for which the Executive may qualify, provided that to the extent the Executive is entitled to severance pay under Section 3(e) of this Agreement, he shall not be entitled to severance pay under any severance policy of the Firm or its affiliates. Amounts or benefits that are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Firm or any of its affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

(h) Full Settlement. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment. Except as provided in Section 16(f), the Firm’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Firm may have against the Executive.

(i) Certain Additional Payments by the Firm.

(i) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment, benefit or distribution by the Firm or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3(i)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(ii) Subject to the provisions of Section 3(i)(iii), all determinations required to be made under this Section 3(i), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm reasonably acceptable to the Firm as may be designated by the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Firm and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the

Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Firm. Any Gross-Up Payment, as determined pursuant to this Section 3(i), shall be paid by the Firm to the Executive within five days of the later of (A) the due date for the payment of any Excise Tax, and (B) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Firm and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Firm should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Firm exhausts its remedies pursuant to Section 3(i)(iii) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Firm to or for the benefit of the Executive.

(iii) The Executive shall notify the Firm in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Firm of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Firm of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Firm (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Firm notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) give the Firm any information reasonably requested by the Firm relating to such claim,

(B) take such action in connection with contesting such claim as the Firm shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Firm,

(C) cooperate with the Firm in good faith in order effectively to contest such claim, and

(D) permit the Firm to participate in any proceedings relating to such claim;

provided, however, that the Firm shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(i)(iii), the Firm shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Firm shall determine; provided, however, that if the Firm directs the Executive to pay such claim and sue for a refund, the Firm shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Firm’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv) If, after the receipt by the Executive of an amount advanced by the Firm pursuant to Section 3(i)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Firm’s complying with the requirements of Section 3(i)(iii)) promptly pay to the Firm the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Firm pursuant to Section 3(i)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Firm does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4. Confidential Information. In the course of involvement in the Firm’s activities or otherwise, the Executive has obtained or may obtain confidential information concerning the Firm’s businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of the Executive’s tenure as a managing director, member, partner or employee of the Firm or of the termination of such position, partnership or employment), policies, procedures and other non-public matters, or concerning those of third parties. The Executive shall not at any time (whether during or after the Executive’s employment with the Firm) disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Firm, provided that the foregoing shall not apply to information which is not unique to the Firm or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal. The Executive agrees that upon termination of the Executive’s employment with the Firm for any reason, the Executive or, in the event of the Executive’s death, the Executive’s heirs or estate at the request of the Firm, shall return to the Firm immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm, except that the Executive (or the Executive’s heirs or estate) may retain personal notes, notebooks and diaries. The Executive further agrees that the Executive shall not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the businesses of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Executive and the Firm shall be subject to the terms of this Section 4, except that the Executive may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Executive’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

5. Noncompetition.

(a) The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Executive further acknowledges and agrees that in connection with the Reorganization, and in the course of the Executive’s subsequent employment with the Firm, the Executive has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. As a Managing Director and Class A Member of Lazard, the Executive is currently bound by certain restrictive covenants, including a noncompetition restriction, pursuant to the terms of the Goodwill Agreement. Accordingly, the Executive hereby reaffirms and agrees that while employed by the Firm and thereafter until (i) three months after the Executive’s Date of Termination for any reason other than a termination by the Firm without Cause or by the Executive for Good Reason or (ii) one month after the Executive’s Date of Termination by the Firm without Cause or by the Executive for Good Reason (such period, the “Noncompete Restriction Period”), the Executive shall not, directly or indirectly, on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in a “Competing Activity,” or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Agreement, (i) “Competing Activity” means the providing of services or performance of activities for a Competitive Enterprise in a line of business that is similar to any line of business to which the Executive provided services to the Firm in a capacity that is similar to the capacity in which the Executive acted for the Firm while employed by the Firm, and (ii) ”Competitive Enterprise” shall mean a business (or business unit) that (A) engages in any activity or (B) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity in which the Firm is engaged up to and including the Executive’s Date of Termination. Notwithstanding anything to the contrary in this

Section 5, the foregoing provisions of this Section 5 shall not prohibit the Executive’s providing services to an entity having a stand-alone business unit which unit would, if considered separately for purposes of the definition of “Competitive Enterprise” hereunder, constitute such a Competitive Enterprise, provided the Executive is not providing services to such business unit and provided further that employment in a senior executive capacity of the business unit shall be deemed to be engaging in a Competitive Activity. Further, notwithstanding anything in this Section 5, the Executive shall not be considered to be in violation of this Section 5 solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Executive’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise).

(b) The Executive acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Executive’s position and responsibilities, the Executive agrees that the provisions of this Section 5 shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Executive is employed by the Firm.

6. Nonsolicitation of Clients. The Executive hereby agrees that during the Noncompete Restriction Period, the Executive shall not, in any manner, directly or indirectly, (a) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Executive is soliciting a Client to provide them with services that would be considered a Competing Activity if such services were provided by the Executive, or (b) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom the Executive provided services, or for whom the Executive transacted business, or whose identity became known to the Executive in connection with the Executive’s relationship with or employment by the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

7. No Hire of Employees. The Executive hereby agrees that while employed by the Firm and thereafter until six-months after the Executive’s Date of Termination (the “No Hire Restriction Period”), the Executive shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above, officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

8. Nondisparagement; Transfer of Client Relationships. The Executive shall not at any time (whether during or after the Executive’s employment with the Firm), and shall instruct his spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Executive breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Executive breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law. During the period commencing on the Executive’s Date of Termination and ending 90 days thereafter, the Executive hereby agrees to take all actions and do all such things as may be reasonably requested by the Firm from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm’s Clients with whom the Executive worked during the term of the Executive’s employment, provided that such actions and things do not materially interfere with other employment of the Executive.

9. Notice of Termination Required. Pursuant to Sections 3(d)(iv) and (v), the Executive has agreed to provide three months’ written notice to the Firm prior to his termination of employment. The Executive hereby agrees that, if, during the three-month period after the Executive has provided notice of termination to the Firm or prior thereto, the Executive enters (or has entered into) a written agreement to perform Competing Activities for a Competitive Enterprise, such action shall be deemed a violation of Section 5.

10. Covenants Generally.

(a) The Executive’s covenants as set forth in Sections 4 through 9 of this Agreement are from time to time referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(b) The Executive acknowledges that the Executive’s compliance with the Covenants is an important factor to the continued success of the Firm’s operations and its future prospects. The Executive further acknowledges the importance to the Firm of his continued employment during the period prior to and following the IPO Date and of his not competing or otherwise interfering with the Firm during such period. The Executive understands that the provisions of the Covenants may limit the Executive’s ability to work in a business similar to the business of the Firm; however, the Executive agrees that in light of the Executive’s education, skills, abilities and financial resources, the Executive shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the Covenants, that any provisions of the Covenants prevent the Executive from earning a living. In connection with the enforcement of or any dispute arising in connection with the Covenants, the wishes or preferences of a Client or prospective Client of the Firm as to who shall perform its services, or the fact that the

Client or prospective Client of the Firm may also be a Client of a third party with whom the Executive is or becomes associated, shall neither be relevant nor admissible as evidence. The Executive hereby agrees that prior to accepting employment with any other person or entity during his employment with the Firm or during the Noncompete Restriction Period or the No Hire Restriction Period, the Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered no later than the date of the Executive’s commencement of such employment with such prospective employer, to the General Counsel of Lazard or HoldCo, as the case may be.

(c) The provisions of Sections 4 through 11 shall remain in full force and effect from the date hereof through the expiration of the period specified therein notwithstanding the earlier termination of the Term or the Executive’s employment.

11. Remedies.

(a) Forfeiture of Class A-2 Interests upon a Breach of the Covenants Prior to the IPO Date. If, during the period from the date hereof through the IPO Date, the Executive breaches any of the Covenants set forth in Section 5, 6 or 7 in any respect or breaches any other Covenant in a material respect, the Executive shall be required to forfeit (i) all unvested Class A-2 Interests, plus (ii) if the Executive has violated the Goodwill Agreement, all vested Class A-2 Interests (such forfeitures, the “Pre-IPO Damages”). The Executive and Lazard agree that the Pre-IPO Damages are reasonable in proportion to the probable damages likely to be sustained by the Firm if the Executive breaches the Covenants, that the amount of actual damages to be sustained by the Firm in the event of such breach is incapable of precise estimation, that such forfeiture of interests is not intended to constitute a penalty or punitive damages for any purposes, and that the forfeiture of such interests by the Executive would not result in severe economic hardship for the Executive and his family. The Executive further agrees that satisfaction of any Pre-IPO Damages as set forth in this Section 11(a) shall not, in any manner, relieve the Executive of any future obligations to abide by the Covenants.

(b) Other Remedies. The Firm and the Executive acknowledge that the time, scope, geographic area and other provisions of the Covenants have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The Executive also agrees that the Firm shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including money damages. The Executive acknowledges and agrees that any such injunctive relief or other remedies (including the Pre-IPO Damages) shall be in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards) that may be granted to the Executive in the future under one or more of the Firm’s compensation and benefit plans.

12. Arbitration. Subject to the provisions of Sections 13 and 14, any dispute, controversy or claim between the Executive and the Firm on or subsequent to the IPO Date arising out of or relating to or concerning the provisions of this Agreement, any agreement between the Executive and the Firm relating to or arising out of the Executive’s employment with the Firm or otherwise concerning any rights, obligations or other aspects of the Executive’s employment relationship in respect of the Firm (“Employment Related Matters”), shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to the IPO Date, any such dispute shall be resolved in accordance with the provisions of Section 9.04 of the LLC Agreement.

13. Injunctive Relief; Submission to Jurisdiction. Notwithstanding the provisions of Section 12, and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants, or to enforce an arbitration award, and, for the purposes of this Section 13, the Executive (a) expressly consents to the application of Section 14 to any such action or proceeding, (b) agrees that proof shall not be required that monetary damages for breach of the provisions of the Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (c) irrevocably appoints the General Counsel of Lazard as the Executive’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Executive of any such service of process.

14. Choice of Forum.

(a) THE EXECUTIVE AND THE FIRM HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT OR ANY EMPLOYMENT RELATED MATTERS THAT IS NOT OTHERWISE REQUIRED TO BE ARBITRATED OR RESOLVED ACCORDING TO THE PROVISIONS OF SECTION 12. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. This also includes any suit, action, or proceeding arising out of or relating to any post-employment Employment Related Matters. The Executive and the Firm acknowledge that the forum designated by this Section 14 has a reasonable relation to this Agreement, and to the Executive’s relationship to the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm or the Executive from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 13, 14 or 15.

(b) The agreement of the Executive and the Firm as to forum is independent of the law that may be applied in the action, and the Executive and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Executive and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which the Executive or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section

14(a). The Executive and the Firm undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 14, or, to the extent applicable, Section 12. The Executive and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Executive and the Firm.

15. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (UNITED STATES OF AMERICA), WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS WHICH COULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

16. Miscellaneous.

(a) This Agreement shall supersede any other agreement, written or oral, pertaining to the matters covered herein, except to the extent set forth on Schedule I. In the event that this Agreement is terminated pursuant to the penultimate sentence of

Section 1, all agreements that had been superseded pursuant to this Section 16(a) shall revert to full effectiveness.

(b) Other than in the case of a termination of this Agreement in accordance with the penultimate sentence of Section 1, Sections 3(e), 3(h), 3(i), 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14 and 15 shall survive the termination of this Agreement and the Executive’s employment and shall inure to the benefit of and be binding and enforceable by the Firm and the Executive.

Section 3(b) shall survive the termination of this Agreement for any reason, including, without limitation, the penultimate sentence of Section 1.

(c) Notices hereunder shall be delivered to Lazard at its principal executive office directed to the attention of its General Counsel, and to the Executive at the Executive’s last address appearing in the Firm’s employment records. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid.

(d) This Agreement may not be amended or modified, other than by a written agreement executed by the Executive and the Firm, nor may any provision hereof be waived other than by a writing executed by the Executive or the Firm; provided, that any waiver, consent, amendment or modification of any of the provisions of this Agreement shall not be effective against the Firm without the written consent of the Head of Lazard (or after the IPO Date, the CEO) or its successors, or such individual’s designee. The Executive may not, directly or indirectly (including by operation of law), assign the Executive’s rights or obligations hereunder without the prior written consent of the Head of Lazard (or after the IPO Date, the CEO) or its successors, or such individual’s designee, and any such assignment by the Executive in violation of this Agreement shall be void. This Agreement shall be binding upon the Executive’s permitted successors and assigns. Without the Executive’s consent, Lazard may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate), provided that no such assignment shall relieve Lazard from its obligations under this Agreement or impair Lazard’s right to enforce this Agreement against the Executive. This Agreement shall be binding upon and inure to the benefit of the Firm and its successors and assigns.

(e) Without limiting the provisions of Section 10(a), if any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(f) The Firm may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation, and may withhold from, and offset by, any amounts or benefits provided under this Agreement, any amounts owed to the Firm by the Executive, including, without limitation, any advances, expenses, loans, or other monies the Executive owes the Firm pursuant to a written agreement or any written policy of the Firm which has been communicated to the Executive.

(g) Except as expressly provided herein, this Agreement shall not confer on any person other than the Firm and the Executive any rights or remedies hereunder. There shall be no third-party beneficiaries to this Agreement.

(h) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

IN WITNESS WHEREOF, the Executive and the Firm hereto have caused this Agreement to be executed and delivered on the date first above written.

LAZARD LLC (on its behalf, and on behalf of its subsidiaries and affiliates)

By:	/s/ Scott D. Hoffman
Name:	Scott D. Hoffman
Title:	Authorized Person

STEVEN J. GOLUB

By:	/s/ Steven J. Golub

SCHEDULE I

HoldCo Interests (as per Section 2(b)):	1.7%

Profit Interests (as per Section 2(d)):	1.7%

Initialed by the Executive:	/s/ SJG

Initialed by Lazard:	/s/ SDH